Exhibit K

[Letterhead of Arnold & Porter LLP]

February 1, 2012

Ministry of Economy and Finance

Republic of Panama

P.O. Box 2694, Zone 3

Panama, Republic of Panama

Ladies and Gentlemen:

We have acted as special United States counsel for the Republic of Panama (“Panama”) in connection with (i) the issuance by Panama of U.S.$248,596,000 aggregate principal amount of its 6.700% U.S. Dollar-Denominated Amortizing Global Bonds due 2036 (the “Global Bonds”) in exchange for certain outstanding global bonds issued by Panama and tendered by bondholders pursuant to an invitation to the owner of eligible bonds, set forth in the Prospectus Supplement dated January 17, 2012 and (ii) the transactions contemplated by the Dealer Managers Agreement (the “Dealer Managers Agreement”) dated January 17, 2012 among Panama, Goldman, Sachs & Co. and Citigroup Global Markets Inc. We are familiar with the form of the Fiscal Agency Agreement, as amended by Amendment No. 1 thereto, dated as of September 4, 2003, including the forms of Bond attached to such agreement (the “Fiscal Agency Agreement”), the Dealer Managers Agreement and Panama’s Registration Statement on Schedule B (Registration No. 333-163050) filed on November 12, 2009, as amended by Post-Effective Amendment No. 1 filed on December 16, 2009. We have also reviewed Panama’s Annual Report on Form 18-K, as amended, for the fiscal year ended December 31, 2010 (the “Annual Report”) filed with the Commission under the Securities Exchange Act of 1934, as amended. The Dealer Managers Agreement and the Fiscal Agency Agreement are collectively defined herein as the “Agreements.” Capitalized terms used herein without definition shall have the respective meanings set forth in the Dealer Managers Agreement.

In rendering the opinion expressed below, we have examined such certificates of public officials, government documents and records and other certificates and instruments furnished to us, and have made such other investigations, as we have deemed necessary in connection with the opinion set forth herein. Furthermore, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authority of Panama to enter into the Agreements and cause the issuance of the Global Bonds, and the conformity to authentic originals of all documents submitted to us as copies. As to any document originally prepared in any language other than English and submitted to us in translation, we have assumed the accuracy of the English translation.

This opinion is limited to the federal laws of the United States and the laws of the State of New York, and we do not express any opinion herein concerning the laws of any other jurisdiction. Insofar as the opinion set forth herein relates to matters of the laws of Panama, we

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have relied upon the opinion of Licenciado Oscar Ceville, the Procurador de la Administración of Panama, a copy of which is being filed as an exhibit to the Annual Report, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

Based upon and subject to the foregoing and assuming the due authorization of the Global Bonds by Panama, we are of the opinion that when the Global Bonds have been duly authorized, issued, and executed by Panama and authenticated, delivered, and paid for as contemplated by the Agreements, the Prospectus and any amendment and supplement thereto, the Global Bonds will constitute valid and legally binding direct and unconditional obligations of Panama under the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Annual Report of Panama on Form 18-K for the fiscal year ended December 31, 2010, as amended, and to the reference to this firm under the heading “Validity of the Securities” in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Arnold & Porter LLP

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